Rule 424(b)(2)
			Registration No. 333-75723


PRICING SUPPLEMENT NO. 8 dated July 6, 1999
to Prospectus Supplement dated April 30, 1999
and Prospectus dated April 30, 1999

	 LEHMAN BROTHERS HOLDINGS INC.
        	  Medium-Term Notes, Series F
	      Due Nine Months or More From the Date of Issue
		(Fixed Rate)

Cusip No.:  		52517PQF1

Principal Amount:  	$100,000,000

Price to Public:  		100.00%

Agent's Commission:  	0.150%

Original Issue Date:  	07/12/99

Interest Rate Per Annum: 	6.182%

Interest Payment Dates:  	15th of February and August commencing
02/15/00, and at maturity

Maturity Date:  		08/04/00

Authorized Denomination:	$1,000 or any larger whole multiple.


Lehman Brothers Holdings Inc.

By:________________________
Name:  Kathryn Bopp Flynn
Title: Senior Vice President